Exhibit 99.1

Dime Community Bancshares, Inc. Closes $75.0 Million Public Offering of Preferred Stock

BROOKLYN, N.Y., Feb. 5, 2020 (GLOBE NEWSWIRE) -- Dime Community Bancshares, Inc. (the “Company”) (Nasdaq: DCOM) today announced the closing of its previously announced underwritten public offering of 2,999,200 shares, or $75.0 million in aggregate liquidation preference, of its 5.50% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (the “Preferred Stock”), with a liquidation preference of $25.00 per share. The underwriters have exercised in full their option to purchase 391,200 shares of Preferred Stock, which is included in the 2,999,200 shares of Preferred Stock referenced above. The Company raised approximately $72.2 million, net of underwriting discounts and estimated expenses, from the offering.

The Company will pay dividends from the original date of issuance, when, as, and if declared by its board of directors, at a fixed rate of 5.50% per annum, payable quarterly, in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on May 15, 2020. The Preferred Stock is perpetual and has no stated maturity. The Company may redeem the Preferred Stock at its option at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends (without regard to any undeclared dividends), subject to regulatory approval, on or after February 15, 2025 or within 90 days following a regulatory capital treatment event, as described in the prospectus supplement and accompanying prospectus relating to the offering.

The Company expects to use the net proceeds from the offering for general corporate purposes.

Raymond James & Associates, Inc. and Citigroup Global Markets Inc. acted as joint book-running managers for the offering. D.A. Davidson & Co. acted as a co-manager.

The Company previously filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering which this communication relates and has filed a final prospectus supplement related to the offering. Copies of the final prospectus supplement and the accompanying base prospectus for the offering may be obtained by contacting Raymond James & Associates, Inc. at 880 Carillon Parkway, St. Petersburg, FL 33716, by calling 1 (800) 248-8863 or by email at prospectus@raymondjames.com, or by contacting Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by calling 1 (800) 831-9146 or by email at prospectus@citi.com.

This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. The Preferred Stock is not a savings account, deposit or other obligation of any of the Company’s bank or nonbank subsidiaries. The Preferred Stock is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

About Dime Community Bancshares, Inc.

The Company had $6.35 billion in consolidated assets as of December 31, 2019. Dime Community Bank, the Company’s wholly owned subsidiary (the “Bank”), was founded in 1864, is headquartered in Brooklyn, New York, and currently has 28 retail branches located throughout Brooklyn, Queens, the Bronx, Nassau and Suffolk Counties, New York. More information on the Company and the Bank can be found on Dime's website at www.dime.com.

Forward-Looking Statements

This release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. These statements may be identified by use of words such as “annualized,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar terms and phrases, references to assumptions, to the future or otherwise regarding the outlook for our future business and financial performance and/or the performance of the financial services industry and economy in general.

Forward-looking statements are based on the current beliefs and expectations of our management, in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors management believes appropriate under the circumstances, and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this document. Accordingly, you should not place undue reliance on such statements. Forward-looking statements speak only as of the date they are made and are inherently subject to uncertainties and changes in circumstances, including those described under the “Risk Factors” section of the  prospectus supplement for this offering filed with the SEC on January 30, 2020, the “Risk Factors” section in the Company’s latest Annual Report on Form 10-K, which was filed with the SEC and other filings that the Company makes with the SEC from time to time.  The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Avinash Reddy, Executive Vice President – Chief Financial Officer, 718-782-6200, extension 5909.